Exhibit 4.14

CONSENT OF ROBERT OSWALD

Reference is made to the Annual Report on Form 40-F for the year ended February 28, 2011 (the “Annual Report”) of Virginia Mines Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission.

I participated, as an independent Qualified Person (as such term is defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects), in the preparation of an independent technical study, “Technical Report on 2010 Drilling Program and Geochemical Soil Testing, Corvet Est Project, Quebec, Virginia Mines, Inc. February 2011” (the “Technical Study”) concerning mineralized material in the Corvet Est property for the Company. Portions of the Technical Study are summarized under the heading “Item III– Description of the Business – 3.6.4 Geological Setting, 3.6.5 Exploration and Drilling, and 3.6.6 Mineralization” in the Annual Information Form of the Company for the year ended February 28, 2011 (included as Exhibit 1 of the Annual Report, which Exhibit is incorporated by reference therein).  I hereby consent to the inclusion of the foregoing written disclosure and to the references to such disclosure and to my name under the foregoing heading and to all other references to such disclosure and to my name included or incorporated by reference in the Annual Report.

Very truly yours,

/s/ Robert Oswald

Name:  Robert Oswald, P.Geo.

May 12, 2011